EXHIBIT 10.2
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                               ADVISORY AGREEMENT

           THIS AGREEMENT is made and entered into as of April 5, 2001 by and between Richard de J. Osborne (the "Director"), whose address is set forth on the last page below and Datawatch Corporation, a Delaware corporation (the "Company").

           The Company and Director agree as follows:

           SECTION 1. SERVICES. The Director, who is a director of the Company and Chairman of the Board of Directors of the Company, has agreed to provide to the Company under the terms and conditions of this Agreement, certain advisory services substantially beyond the services customarily provided by members of board of directors (hereinafter the "Services") for the Term (as defined below).

           SECTION 2. STOCK AWARDS. As consideration for the Director's service to the Company, and pursuant to the Company's 1996 Stock Plan, as amended (the "Stock Plan"), the Company will issue to the Director (i) promptly after the date hereof an award of 36,365 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which number of shares awarded was determined by dividing $37,500 by the Fair Market Value (as such term is defined in the Stock Plan) of a share of Common Stock on February 15, 2001, and (ii) on each of May 15, 2001, August 15, 2001 and November 15, 2001 an award of the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), as is equal to $37,500 divided by the Fair Market Value of a share of Common Stock on the date such award is issued (the shares of common stock awarded pursuant to (i) and (ii) are collectively referred to herein as the "Stock Awards"); PROVIDED, HOWEVER, that, in the sole discretion of the Company, which discretion shall be exercised by the President of the Company, the Company may, in lieu of issuing shares of Common Stock, pay all or a portion of any one or more of such Stock Awards in cash. Notwithstanding the foregoing, in no event shall the total aggregate shares of Common Stock issued hereunder exceed 150,000 shares, and in the event that all or a portion of a Stock Award shall cause the total aggregate shares of Common Stock issued hereunder to exceed 150,000 shares, then such Stock Award shall be paid in shares of Common Stock only to the extent that, after the issuance of such shares, the total aggregate shares of Common Stock issued hereunder shall be equal to 150,000 shares and the remaining portion of such Stock Award, and any future Stock Awards to be issued hereunder, shall be paid in cash. No fractional shares shall be issued hereunder and the Director shall receive from the Company cash in lieu of such fractional shares. The Company's obligation to issue a Stock Award to the Director shall be subject to the availability of shares of Common Stock for issuance under the Stock Plan. In the event that sufficient shares of Common Stock are not available for issuance under the Stock Plan, the Director shall receive cash from the Company in lieu of shares of Common Stock.

           SECTION 3. NO EMPLOYEE STATUS. The Director is not, nor shall the Director be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore the Director shall not be entitled to any benefits provided by the Company to its employees (including such items as health and disability benefits). The Director will be solely responsible for payment of all charges and taxes arising from the issuance of the Stock Awards or cash in lieu thereof or in lieu of fractional shares.

           SECTION 4. TERM OF AGREEMENT; TERMINATION. The term of this Agreement and the Director's Services hereunder shall commence as of the date of this Agreement and unless terminated earlier as a result of the death, physical incapacity or mental incompetence of the Director or the termination of Director's status as a director of the Company for any reason, which in each case shall result in the automatic termination of this Agreement and no further issuance of shares of Common Stock under Section 2 hereof, it shall continue in effect through December 31, 2001 (the "Term").
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           SECTION 5. MISCELLANEOUS. This Agreement contains the entire understanding of the parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules. This Agreement may not be modified or amended except in writing signed or executed by the Director and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid because it is overbroad or too far reaching, such provision shall be deemed to be revised so that it applies to the maximum extent permitted by law.



           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


DIRECTOR                                      DATAWATCH CORPORATION


/s/ Richard de J. Osborne                 By: /s/ Bruce R. Gardner
-------------------------                     ----------------------------
Richard de J. Osborne                         Name:  Bruce R. Gardner
                                              Title: President and
                                                     Chief Executive Officer

Address:  40 East 94th Street
          Apt. No. 18D
          New York, NY 10128